News Release

FOR IMMEDIATE RELEASE

Memry Corp. Says Quarter Will Be Better Than

Originally Expected

Bethel, CT, October 17, 2003 — Memry Corporation (AMEX: MRY) said today that it expects income for the first fiscal quarter ending September 30th will be somewhat better than previously anticipated. The company said the results benefited primarily from improvements in manufacturing yields. Memry will announce its first quarter results in early November.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

For more information contact Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher at (203) 739-1100. E-mail: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website www.memry.com.Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: www.hawkassociates.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.